Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-210586, 333-224827, 333-231334, 333-232486 and 333-265241) on Form S-8 and (No. 333-233656, 333-260940, 333-237937, 333-248659, 333-252939 and 333-269177) on Form S-3 of our report dated March 15, 2023, with respect to the consolidated financial statements of Senseonics Holdings, Inc.

/s/ KPMG, LLP

McLean, Virginia

March 15, 2023